Exhibit 99.1

iPower Adds Over $2.6 Million in Contracted, Non-Dilutive Income Through Sublease Agreement

Agreement reinforces asset-light strategy and establishes recurring rental income stream from existing infrastructure

RANCHO CUCAMONGA, California, April 17, 2026 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”) today announced that it has entered into a sublease agreement for a portion of its Rancho Cucamonga, California facility, creating a new stream of contracted, non-dilutive income over a 25-month term.

Under the agreement, the Company will generate base rental income beginning at approximately $62,500 per month, increasing to over $106,000 per month within the first three months and reaching approximately $112,700 per month by the final stage of the lease. In aggregate, the sublease represents over $2.6 million in contracted, non-dilutive income through May 2028.

The subleased premises comprise approximately 85,000 square feet and will be occupied by a third-party logistics operator. The sublease term commenced on May 1, 2026 and extends through May 31, 2028. Landlord consent for the sublease has been fully obtained.

“This transaction reflects our continued shift toward a more asset-light operating model,” said Lawrence Tan, Chief Executive Officer of iPower. “By converting underutilized space into a contracted income stream that scales to over $100,000 per month, we are enhancing capital efficiency while advancing our path toward sustainable profitability.”

The Company believes the sublease strengthens cash flow visibility, reduces a fixed cost burden, and demonstrates the Company’s ability to actively monetize existing infrastructure without any incremental capital investment.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven supply chain and infrastructure provider for online retailers and brands, operating at the intersection of digital assets and real-world commerce. The Company delivers procurement, fulfillment, logistics, and software-enabled services, and is executing a broader crypto strategy through licensed partners and compliant infrastructure. For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. Such statements involve known and unknown risks and uncertainties and are based on current expectations and projections. Actual results may differ materially from those set forth herein. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Media & Investor Contact

IPW.IR@meetipower.com